UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 2, 2012

Clarion Partners Property Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	No. 333-164777	No. 27-1242815
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Park Avenue New York, New York	10169
(Address of Principal Executive offices)	(Zip Code)

(212) 808-3600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 13, 2012, CPPT Darien LLC (“CPPT Darien”) a Delaware limited liability company and indirect wholly owned subsidiary of Clarion Partners Property Trust Inc. (the “Company”) entered into a purchase and sale agreement (the “Agreement”) with SHR1 LLC (“SHR1”), a Connecticut limited liability company, which is not affiliated with the Company, its advisor or any of their respective affiliates.  Pursuant to the terms of the Agreement, CPPT Darien agreed to purchase an 18,754 square foot single-tenant medical office building leased to Stamford Health System, Inc., a not-for-profit provider of comprehensive healthcare services, on a 1.27 acre site in Darien, Connecticut (the “Darien Property”) for a purchase price of $7.2 million, exclusive of closing costs.  The Darien Property was constructed in 1997 and expanded in 2008.

Pursuant to the Agreement, CPPT Darien was required to pay an initial earnest money deposit (the “Initial Deposit”) of $720,000.  Clarion Partners, LLC, the Company’s sponsor (the “Sponsor”), paid the Initial Deposit on behalf of CPPT Darien.  During the feasibility period, which expired on October 2, 2012, CPPT Darien had the right to terminate the Agreement for any reason, in which case the Sponsor would have been entitled to a refund of the Initial Deposit from SHR1.

On October 4, 2012, the Sponsor, on behalf of CPPT Darien, paid an additional earnest money deposit of $720,000 for a total deposit of $1,440,000, which will be applied towards the purchase price at the date of closing.  The purchase of the Darien Property is expected to close on October 30, 2012, unless another date is mutually agreed to by the parties.

If CPPT Darien should fail to perform on its obligations under the Agreement, SHR1 would be entitled, as its sole remedy, to receive both deposits as liquidated damages.  The Agreement contains customary representations and warranties.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarion Partners Property Trust Inc.

Date: October 9, 2012	By:	/s/ L. MICHAEL O’CONNOR
L. Michael O’Connor
Senior Vice President and Secretary

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